Remarks by Gary D. Owens

OYO Geospace Fiscal Year 2007

Annual Meeting

February 28, 2008

Good morning and welcome to OYO Geospace's tenth annual stockholder's meeting. Before I begin, I need to point out that my comments may be considered forward looking statements for the purpose of the Securities Act of 1933 and the Securities Act of 1934 and are subject to known and unknown risks and other factors as described in our recent Annual Report on Form 10-K.

In the Fiscal Year ended September 30, 2007, the company earned record net income of $19.6 million, or $3.23 per diluted share on revenues of $138.1 million. This compares to net income of $9.8 million, or $1.64 per diluted share on revenues of $103.7 million in FY 2006. FY 2007's net income doubled over the record net income earned in FY 2006. The company's return on its shareholder equity was 37% in FY 2007, a very impressive return.

The year was busy. We completed the construction of our new facility in Houston and essentially doubled our available manufacturing space. The increased capacity alleviates some of the pressure from the heavy demand for our seismic exploration products. This new facility also houses our expanded research and development group, which will allow us to accelerate engineering projects. During the year we added several new engineers and we continue to look for more of the right people to join our engineering team. The new facility will serve us well as we grow.

Our worldwide organization added more than 160 new people during the year, taking our employee count at the end of FY 2007 to 1,169. Today, I am pleased to say that we hired 55 additional employees and our employee count now stands at 1,224. These new employees are needed to fuel our growth in the near future.

We experienced increased demand for our products in each of the markets we serve. Our core seismic exploration business was very strong in FY 2007. At times it was difficult to keep up with demand. With the addition of the new manufacturing facility, we have expanded our cable, molding and assembly groups to meet this increased demand. The increased product demand put pressure on our employee base requiring many of them tp work overtime to meet our customer needs. They learned how to operate our newly acquired equipment. And we continue to add more new equipment. Two more machines were just put into service in January. These new employees also strained our supervisor's resources. They too worked hard in hiring, training and managing our burgeoning workforce. We divided one department into two and may have to split another one soon. For their hard work, the company owes the employees a debt of gratitude.

Sales of our seismic reservoir products were the highest in the company's history. During the first quarter of the year, we recognized the revenues and profits from the $16.2 million order from BP for a system delivered to the Azeri Field in the Caspian Sea. Our seismic borehole technology products also experienced a record year as our latest product offering in this market was well received. This demand has carried over into the first quarter of FY 2008 with another $3 million seismic borehole system sale.

Our industrial sensor and cable products posted another record year with almost $6 million in revenue. We added new product lines and increased product offerings in others. We expect growth to continue in this market.

Sales of our offshore cable products almost doubled in FY 2007 finishing just shy of the $2 million level. The current backlog of business for these products plus the shipments already made insures another growth year for this product line. Several of the new cabling machines added in our new facility were installed to assist in further development of this market.

Our thermal solution products had only modest growth in both revenues and profits during FY 2007. Market penetration of these legacy products is not meeting our expectations. However, we have developed new products for this market, including the recently introduced direct-to-screen imager. This product is now being beta site tested, and it holds promise for improved results over the next year or so.

The last three markets mentioned; the industrial sensor and cable market, the offshore cable market and the thermal solutions market are each outgrowths of our seismic businesses. Entering new markets using our existing engineering and manufacturing expertise creates a more diverse product offering. In FY 2007, these three markets contributed revenue of $23.2 million, representing 16.8% of our consolidated total revenue.

Earlier this month, the company released its first quarter results for FY 2008. The company reported net income of $3.3 million or $0.54 per diluted share. Because of the large reservoir characterization system sold to BP last year, these results are considerably less than the net income of the same period last year when the company reported net income of $7.8 million or $1.30 per diluted share on revenues of $44.8 million. However, as we often state, our business is lumpy and is not one that should be reviewed on quarterly comparisons. The company's business is not that predictable on a quarter-by-quarter basis. We believe the business should be reviewed and held accountable on a longer time period, perhaps annually. Our business should also be graded on the return it yields for its shareholders.

Management has great expectations for the company's future performance. We believe the company will continue to grow in healthy ways. This journey may be lumpy

As in the past, I will discuss the company's future in terms of the markets it serves.

The Seismic Exploration Market

The seismic exploration market was the original market for the company. It is still our largest source of revenues and profits for the company. In fact, this family of products experienced record demand across every product line. In particular, our marine product line continues to enjoy high revenues and profits as construction of new seismic marine vessels continues. FY 2007 was the best year in the company's history for this product line and FY 2008 is expected to see a similar demand for these marine products.

Our seismic sensor products also enjoyed a record year. Our Houston facility expansion allowed the company to add capacity for sensor stringing. Backlog remains high for this product line. Our Russian factory also produces sensor and cable products. Their output of sensor products is at an all time high. Our Canadian operation sells rents and repairs sensors into the Canadian marketplace. Revenues from this office grew 40% in FY 2007.

Our cable products were the fastest growing part of our business. Sales increased over 141% this year. Our Houston cable shop, which runs around the clock, also met increased demand from our sensor stringing shop to supply leader wire. The new facility increased both our extrusion and cabling capabilities.

Our molding shop grew also. The new facility permitted the addition of several new molding machines. Not only did direct sales of our molded connector products grow, but increased demand from our sensor and marine manufacturing groups also burdened the mold shop. The mold shop and our machine shops also run around the clock.

In last year's annual meeting I said that a part of our expansion plans were to accommodate future seismic exploration product offerings coming from our engineering group. What I was unable to tell you then was that we have a new product offering for our seismic markets. Last September, we announced our intention to enter the land data acquisition systems market with a product called the Geospace Seismic Recorder (GSR).

This GSR is a wireless land and shallow water seismic data acquisition system which we believe holds the key to expanding the channel count on seismic exploration crews. In September, we stated that the company planned to begin production of this system in January 2008 and offer the product to customers during the third quarter of FY 2008. As you may have read earlier this month, we announced our first system order. It is a small $1.4 million system to be delivered to Houston Geophysical Services, a new seismic contracting service company headquartered in Houston. The GSR system sold to Houston Geophysical Services (HGS) is expected to begin operating next quarter here in Texas. Mr. Jim Acker, the company's founder and president is with us today. He has a long storied history in our industry and we are pleased that he is taking delivery of the first system. I encourage you to spend a little time with him. There is a trailer in our front parking lot housing part of his system. It is open for your examination. The final testing of the system is underway in the new facility. If you take the tour today you will have the opportunity to see it.

This is an exciting time for the company! We are launching a major new product line with the potential to create significant growth for the company. We are pleased that the system is on time, within budget and has already found its first customer. Besides, giving us another vehicle for growth, any future sales of the GSR system will likely include additional sales of our sensor products. In the past, we have lost sales opportunities to competitors who are able to bundle their system and sensor sales. Our first order from HGS also includes sensor products along with the GSR system.

The Seismic Reservoir Market

The seismic reservoir market consists of our seismic borehole product line and our permanent and retrievable seabed seismic data acquisition systems. In FY 2007, we recorded revenues of $16.2 million for the delivery of a seabed system to BP for installation on the Azeri Complex located in the Caspian Sea. This one large sale heavily impacted the financial performance for the year. We also reported a $3 million sale to Bureau of Geophysical Prospecting (BGP) for the expansion of a retrievable system we sold to BGP in FY 2006.

At this point in FY 2008, it is unlikely that we can receive, manufacture and deliver a large-scale order for a permanently installed seabed seismic system due to installation schedules and testing criteria. However, we still have ample time to manufacture and deliver a large-scale retrievable seabed system since installation schedules do not interrupt the delivery of these systems. The same is true for our seismic borehole tools. The selling cycle for our borehole tools is very short and thus significant time remains for this product line to continue its positive impact on the current year.

The new GSR wireless data acquisition system mentioned above is available in four different channel capacities, from one-channel modules, such as the system ordered by HGS, to two-, three- and even four-channel configurations. The three and four channels configurations will primarily be used in the seismic reservoir markets while the one- and two-channel versions will primarily be used in the seismic exploration markets. Thus, we expect that the GSR system will open new land seismic reservoir monitoring opportunities. The GSR system will also add sensor products previously used in the land seismic exploration markets but modified for use in the seismic reservoir monitoring market.

We continue to believe that the permanent and retrievable seabed systems will be a strong growth product line for the company in the future. The addition of the GSR creates additional opportunities in the seismic reservoir marketplace.

Thermal Solutions Markets

In FY 2007, the thermal solutions group increased revenues and profits modestly but not at the level expected. However, we continue to believe in this technology and its future potential. We have recently invested in two new pieces of equipment to help improve our printhead production. These machines were installed at the end of FY 2007. We still have a vendor issue on our substrates but have remedied several other problems inherited in the purchase of the printhead manufacturing group back in 2004. Our employees worked hard to patiently improve the process.

We continue to work on improvements to our thermal film but progress has been slow. The potential impact of a successful conclusion of this effort is very high. Our goal is to improve the quality of our offerings for our high-end film customers. Doing so will greatly improve the profitability of this group.

One of the technologies that holds promise is our new Direct-to-Screen technologies. Our early beta site testing showed that more engineering effort is needed to satisfy the higher end of this market. However, in some of the markets we tested, the beta site testing went well and production began this month for this product line. We believe it will yield better results within a reasonable period of time. This new product line will expand as the future unfolds allowing the company to generate greater revenue and profits.

Emerging Markets

Our emerging market product groups are developing in our company incubator, where we leverage our engineering and manufacturing expertise into other markets. Our industrial sensors (which are similar to seismic sensors) are sold to vibration monitoring industries as well as earthquake, tsunami detection, border protection and mining industries. This group has produced steady growth over the last ten years with FY 2007 revenues just under $6 million. In September, we sold a $350,000 tsunami detection cable system to a customer in Japan, where it will be used to protect the Japanese coastline. We recently provided another quote for a similar system in Japan. To design and produce this specialized cable, our engineers modified a seismic reservoir cable to meet the customer's specifications. It is a great example of leveraging technology from our seismic markets into other markets.

Other examples of finding new markets for our existing technologies are the cables we produce for GPS and water meter equipment markets. Even our new wireless GSR system has a configuration for this group. A three channel version of the GSR is now marketed to the land vibration detection market for construction and mining industries. Quotes are already outstanding for this version of the GSR.

Our offshore cable products sales doubled in size in FY 2007. New machines in our new facility will continue the growth in FY 2008. Already, this group's backlog exceeds all shipments made during FY 2007, insuring another growth year. This group added several new customers and products over the year. Offshore construction, especially in the Gulf of Mexico, is creating additional demand for our products.

Summary

In summary, the company enjoyed a great year, Revenues grew by 33%. Net income grew 100%. The return generated on our shareholder equity was 37%. All of this was made possible by our customers, employees and vendors. To all involved, we offer our sincere thanks.

But as good as the past year was, we look forward to accomplishing even greater goals in the future. We are identifying new ways to meet customer needs. Our improved production capacity further enables us to do so. We have the tools we need to provide better and faster customer service. With the help of employees and vendors this is coming to fruition. To our shareholder base, we also say thanks. We will strive to fully reward your patience and your trust in us.